Wasatch Funds, Inc.
Results of the Shareholder Meeting

A special meeting of the shareholders of the Funds was held on January 24, 2002. The Funds listed below each issue are those entitled to vote on that issue. The matters voted on by the shareholders of record as of December 10, 2001 and the results of the vote at the shareholder meetings held January 24, 2002 were as follows:

								      Broker
                   	For		Against		Abstain	    Non-Vote

1. Proposal to ratify the selection of Arthur Andersen LLP as the independent public accountants for the Funds.

Ultra Growth		3,092,939 	283,999 	64,929
Global Science & Technology
			1,153,957 	51,470 		12,322
Small Cap Growth	13,541,397 	948,090 	250,377
Core Growth		16,967,940 	1,045,753 	305,988
Small Cap Value		60,844,670 	4,604,543 	1,260,762
Micro Cap		39,635,440 	2,252,776 	523,012
U.S. Treasury		3,681,803 	226,312 	57,136

2. For all funds (except the Global Science and Technology and U.S. Treasury Funds), to approve or disapprove a proposal to eliminate the current prohibition on short selling of securities, so that this policy will be the same for all of the Equity Funds. (The "Equity Funds" include all of the funds except the U.S. Treasury Fund.)

Ultra Growth		2,383,513 	298,153 	79,577 	     680,624
Small Cap Growth	10,036,155	1,272,067	310,644    3,120,998
Core Growth		12,803,495 	1,644,760 	387,093    3,484,333
Small Cap Value		47,040,115 	5,575,591	1,309,883 12,784,386
Micro Cap		30,701,648 	2,584,282 	629,580    8,495,718

3. For all of the Equity Funds, to approve or disapprove a proposal to modify the limitations on borrowing so that this policy will be the same for all of the Equity Funds and will allow the Equity Funds to borrow to the fullest extent permitted by applicable law.

Ultra Growth		2,391,320 	299,402 	70,521 	     680,624
Global Science & Technology
			876,841 	37,617 		15,738 	     287,553
Small Cap Growth	10,203,054 	1,118,309 	297,504    3,120,997
Core Growth		12,798,351 	1,641,745 	395,252    3,484,333
Small Cap Value		47,187,276 	5,346,429 	1,391,884 12,784,386
Micro Cap		30,487,520 	2,823,367 	604,623    8,495,718

4. For all of the Equity Funds, to approve or disapprove a proposal to modify the limitations on issuing senior securities so that this policy will be the same for all of the Equity Funds and will be consistent with applicable law.

Ultra Growth		2,419,888 	262,703 	78,652 	     680,624
Global Science & Technology
			862,442 	50,454 		17,300 	     287,553
Small Cap Growth	10,333,463 	959,971 	325,433    3,120,997
Core Growth		12,969,793 	1,409,757 	455,798    3,484,333
Small Cap Value		47,335,606 	5,004,013 	1,585,970 12,784,386
Micro Cap		30,914,503 	2,362,689 	638,318    8,495,718

								     Broker
			For		Against		Abstain	   Non-Vote

5. For all of the Equity Funds, to approve or disapprove a proposal to eliminate the current prohibition on purchasing securities on margin so the Funds will be limited only by applicable law.

Ultra Growth		2,359,723 	321,229 	80,291 	     680,624
Global Science & Technology
			859,848 	49,202 		21,146 	     287,553
Small Cap Growth	9,905,211 	1,416,130 	297,525    3,120,998
Core Growth		12,488,654 	1,929,399 	417,294    3,484,334
Small Cap Value		46,031,091 	6,584,737 	1,309,761 12,784,386
Micro Cap		30,045,419 	3,306,294 	563,797    8,495,718